Exhibit 99.1

PRESS RELEASE

March 28, 2006

MINDEN BANCORP, INC.  ACQUIRES WOODARD WALKER INSURANCE AGENCY, INC.

Minden  Bancorp,   Inc.  the  holding  company  for  Minden  Building  and  Loan
Association, announced today the acquisition of one of Minden's leading property and casualty insurance agencies, Woodard Walker Insurance Agency, Inc.

President A. David Evans of Minden Bancorp, and Thomas A. Walker, President of Woodard Walker Insurance Agency, Inc. said in a joint announcement, "The combination of these two strong companies will generate an outstanding advantage for both of our businesses and for all of our customers." The acquisition was effective January 1, 2006.

"The representation of our companies and the quality of service we provide will not change," explained a delighted Tommy Walker. "This is a wonderful deal for both entities. Our customers will really benefit."

Walker explained that the agency is in good financial standing and this joint effort will offer new opportunities and resources for his firm. He commented, "I am very excited about what's ahead for us."

Minden Building & Loan is very excited, too, as this will allow them to offer more and better services to their customers, keeping their commitment to "do more every day" for their growing business.

"We had a great year in 2005, and are excited to be in a position to offer new and better things in 2006," explained MBL President A. David Evans. "We plan to have representation for insurance sales and services at both our current location, as well as our upcoming Homer Road location expected to be open in late 2006 or early 2007."

Some of the new services Minden Building & Loan will be prepared to offer include property and casualty insurance in both personal and commercial lines. Since Woodard-Walker Insurance Agency represents some of the country's leading insurance companies, they are well equipped to provide a variety of options for just about any insurance need.

"The joining of banks and insurance companies has been a growing trend in the industry. This is a first for Minden, but something we were both ready to do," Walker and Evans explained. "We couldn't find anyone else with whom we'd rather be affiliated. It's just a perfect marriage," Walker concluded; to which Evans replied, "Our Board feels exactly the same way."

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Minden  Building & Loan plans to begin  offering these new services to customers in April. For more information regarding insurance sales and services contact Tommy Walker or any member of his staff at 318-377-9300.

Minden Building and Loan is a wholly owned subsidiary of Minden Bancorp, Inc., the only publicly traded locally owned community bank in Minden and Webster Parish. Minden Bancorp, Inc is traded under the symbol "MDNB" on the over the counter bulletin board.


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